Exhibit 99.1

KKR FINANCIAL HOLDINGS LLC DECLARES QUARTERLY DISTRIBUTION

SAN FRANCISCO, CA, August 2, 2007 - KKR Financial Holdings LLC (NYSE: KFN) announced today that its Board of Directors has declared a cash distribution for the quarter ended June 30, 2007 of $0.56 per common share.  The cash distribution will be payable on August 30, 2007 to shareholders of record as of the close of business on August 16, 2007.

KKR Financial Holdings LLC is a specialty finance company that invests in multiple asset classes.  KKR Financial Holdings LLC is externally managed by KKR Financial Advisors LLC.  KKR Financial Holdings LLC and KKR Financial Advisors LLC are affiliates of Kohlberg Kravis Roberts & Co. L.P.

Additional information on KKR Financial Holdings LLC is available on the company’s website at www.kkrkfn.com.

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CONTACT:

Investors Laurie L. Poggi KKR Financial (415) 315-3718	Media Roanne Kulakoff/Joseph Kuo Kekst and Company (212) 521-4837/4863